EXHIBIT 99.1

374WATER AND FOREVER WATER ECUADOR WILL COLLABORATE TO SOLVE SANITATION IN LATIN AMERICA.

Starting with Ecuador, 374Water’s Global Access initiative will offer the innovative and sustainable AirSCWO™ technology as a next generation waste management solution to parts of the world most in need of improved water quality and sanitation.

DURHAM, NC / ACCESSWIRE /October 4, 2022 / 374Water Inc. (NASDAQ:SCWO), a social impact, cleantech company, entered into a Memorandum of Understanding (MOU) with Forever Water Ecuador to promote and distribute 374Water’s innovative and sustainable AirSCWO™ wastewater and waste management technology in Ecuador. According to Ecuadorian government statistics, 14% of the population lack access to basic sanitation services, which heightens the need for sanitation infrastructure investment. This joint effort will provide long-term and sustainable waste management solutions to the urban and rural underserved regions of Ecuador.

Access to clean water and sanitation is one of the key United Nations’ 17 Sustainable Development Goals (SDG 6 – Clean Water and Sanitation). 374Water is committed to helping organizations achieve these goals. Through the efforts of its Global Access team, and partnerships with regional leaders like Forever Water Ecuador, 374Water will offer its AirSCWO™ system as a decentralized, modular, easily deployable, and cost-effective solution for sanitation and waste treatment in resource constrained locations around the world.

“The broader adoption of the AirSCWO™ technology, both in public and private sectors, will help solve many of Ecuador’s environmental issues such as illegal dumping and inadequate fecal sludge infrastructure, while also creating jobs, wealth, and better health outcomes in the region,” said Daniel Ramirez-Cisneros, Global Access lead at 374Water. “We’re excited to work with the Forever Water Ecuador team, local officials and communities to demonstrate the economic, public health, and environmental benefits of a next generation waste treatment technology in a new global market.”

374Water’s AirSCWO™ technology can convert the simplest and most complex wastes into valuable recoverable resources, namely, water, energy, and minerals. Forging a collaborative relationship with Forever Water Ecuador will allow the company to further demonstrate its solutions within Latin American and the other emerging markets.

"Our Global Access team is focused on providing sanitation to those who need it”, said Marc Deshusses, Head of Technology and Co-founder of 374Water. “We view our expansion to Ecuador as one of many countries where our technology can provide important environmental solutions.”

To learn more about 374Water, visit www.374water.com

About 374Water:

374Water is a global cleantech, social impact company whose mission is to preserve a clean and healthy environment that sustains life. We are pioneering a new era of sustainable waste management that supports a circular economy and enables organizations to achieve their sustainability goals. https://www.374water.com/

About Forever Water Ecuador:

Forever Water Ecuador (FWE) was founded to identify, select, and deploy innovative technology in the sanitation and wastewater sectors in Ecuador. FWE is committed to the long-term improvement and advancement of public health and the environment outcomes in Ecuador and other Latin American countries. Currently, FWE is focusing on projects that will protect the Amazon region near Ecuador as well as capturing wastewater runoff in and around the Galapagos Islands, an Ecuadorian territory designated as a World Heritage Site by the United Nations for its natural and cultural importance.

Cautionary Language

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.

Media Contact:

Ashley Willis

media@374water.com

Investor Contact:

James Carbonara

ir@374water.com

(646) 755-7412

SOURCE: 374Water Inc.

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